Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 ( File No. 333-259719, File No. 333-248571, File No. 333-225439 File No. 333-223950, File No. 333-201469), Form S-3 (File No. 333-226787 and File No. 333-228882) and Form S-1 (File No. 333-260996, File No. 333-237682 and File No. 333-235295) of Safe & Green Holdings Corp. of our report dated March 30, 2023, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Safe & Green Holdings Corp. for the year ended December 31, 2022.

/s /Whitley Penn LLP

Dallas, Texas

March 30, 2023